Exhibit 10.1
First Amendment to Note Purchase Agreement
This First Amendment to Note Purchase Agreement (this “First Amendment”) dated as of June 30, 2020 is between Ross Stores, Inc., a Delaware corporation (the “Company”), and each of the institutions that is a signatory to this First Amendment (collectively, the “Required Holders”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Note Purchase Agreement (as defined below).
W I T N E S S E T H
Whereas, the Company and the institutional investors named therein have heretofore entered into a Note Purchase Agreement dated as of October 17, 2006 (the “Note Purchase Agreement”), relating to issue and sale by the Company of its (a) $85,000,000 aggregate principal amount of its 6.38% Series A Senior Notes due 2018 the (“Series A Notes”) and (b) $65,000,000 aggregate principal amount of its 6.53% Series B Senior Notes due 2021 (“Series B Notes” and, collectively with the Series A Notes, the “Notes”). The Series A Notes are no longer outstanding. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Note Purchase Agreement.
Whereas, the Company and the Required Holders have agreed to make certain amendments to the Note Purchase Agreement as hereinafter set forth.
Whereas, all requirements of law have been fully complied with and all other acts and things necessary to make this First Amendment a valid, legal and binding instrument according to its terms for the purposes herein expressed have been done or performed.
Now, therefore, upon the full and complete satisfaction of the conditions precedent to the effectiveness of this First Amendment set forth in Section 3 hereof, and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:
Section 1. Amendments to Note Purchase Agreement.
Section 1.1. Section 10.1 of the Note Purchase Agreement shall be and is hereby amended and restated in its entirety to read as follows:
“Section 10.1.  Consolidated Adjusted Debt to EBITDAR Ratio. After the First Amendment Effective Date, the Company shall not permit the ratio of Consolidated Adjusted Debt to EBITDAR, as of the last day of any fiscal quarter set forth below, calculated for the four consecutive fiscal quarters then ending, to be greater than the ratio set forth below opposite such period:

Four Fiscal Quarters Ending	Maximum Consolidated Adjusted Debt to EBITDAR Ratio
Prior to January 30, 2021	No maximum ratio
January 30, 2021 and each fiscal quarter thereafter	4.50:1.00
Section 1.2. Section 10.2 of the Note Purchase Agreement shall be and is hereby amended and restated in its entirety to read as follows:
“Section 10.2.  Minimum Liquidity. The Company shall not, at any time (a) from the First Amendment Effective Date through the date that is the later of (i) the termination of the 364-Day Credit Facility and (ii) date of delivery of the Compliance Certificate for the fiscal quarter ending January 30, 2021, demonstrating compliance with the Consolidated Adjusted Debt to EBITDAR Ratio, permit the sum of (x) the Excess Availability plus (y) Qualified Cash to be less than $800,000,000 and (b) thereafter, permit the sum of (x) the Excess Availability plus (y) Qualified Cash to be less than $500,000,000.”
Section 1.3. Exhibit 7.2 of the Note Purchase Agreement shall be and is hereby amended and restated in its entirety to read as set forth on Exhibit 7.2 to this First Amendment.
Section 1.4. Section 9.6 of the Note Purchase Agreement shall be and is hereby amended by changing the reference to “the Bank Credit Agreement” contained therein to “any Material Credit Facility”.
Section 1.5. Section 9.7 of the Note Purchase Agreement shall be and is hereby amended by changing each reference to “the Bank Credit Agreement” contained therein to “any Material Credit Facility”.
Section 1.6. Section 10.4(l) of the Note Purchase Agreement shall be and is hereby amended and restated in its entirety to read as follows:
        (l) Liens securing charges or obligations of the Company and its Subsidiaries; provided that the sum of (i) Restricted Investments, and (ii) the aggregate principal amount of obligations secured by Liens (other than Liens permitted under paragraphs (a) through (k) of this Section 10.4) shall not exceed 15% of Consolidated Total Assets, provided, however, that with respect to purchase money liens securing the purchase price of capital assets (including rights of lessors under Capital Leases), (i) each such Lien is given solely to secure the purchase price of, or the lease obligations relating to, such asset, does not extend to any other property, and is given at the time or within 30 days of the acquisition of such asset and (ii) the Debt secured thereby does not exceed the lesser of the cost of such asset or its fair market value at the time such Lien attaches, and provided further that, notwithstanding the foregoing, the Company shall not, and shall not permit any of its Subsidiaries to, secure pursuant to this clause (l) any Debt outstanding under or pursuant to any Material Credit Facility unless and until the Notes (and any guaranty delivered in connection therewith) shall concurrently be secured equally and ratably with such Debt pursuant to documentation reasonably acceptable to the Required Holders in substance and in form and opinions of counsel to the Company and/or any such Subsidiary, as the case may be, from counsel that is reasonably acceptable to the Required Holders.
Section 1.7. Section 10 of the Note Purchase Agreement shall be and is hereby amended by adding a new Section 10.9 thereto to read as follows:
Section 10.9. Most Favored Lender Status. From and after the First Amendment Effective Date (a) if at any time a Material Credit Facility contains any covenant, event of default, provision or agreement that limits (i) the indebtedness or leverage of the Company or any Subsidiary (including without limitation Section 7.01 of the Bank Credit Agreement or Section 7.01 of the 364-Day Credit Facility) or (ii) the amount of capital stock or equity interests that the Company may buy-back or repurchase (including without limitation Section 7.09 of the 364-Day Credit Facility) that is more favorable to the lenders under such Material Credit Facility than the covenants, definitions and/or defaults contained in this Agreement (any such provision (including any necessary definition), a “More Favorable Covenant”), then the Company shall provide a Most Favored Lender Notice in respect of such More Favorable Covenant. Unless waived in writing by the Required Holders within 15 days after each holder’s receipt of such notice, such More Favorable Covenant shall be deemed automatically incorporated by reference into this Agreement, mutatis mutandis, as if set forth in full herein, effective as of the date when such More Favorable Covenant shall have become effective under such Material Credit Facility. Thereafter, upon the request of any holder of a Note, the Company will, at their expense, enter into any additional agreement or amendment to this Agreement reasonably requested by such holder evidencing any of the foregoing. For purposes of clarification, Section 7.01 of the Bank Credit Agreement and Sections 7.01 and 7.09 of the 364-Day Credit Facility shall be automatically incorporated by reference into Section 10 on the First Amendment Effective Date.

        (b) Any More Favorable Covenant incorporated into this Agreement (herein referred to as an “Incorporated Covenant”) pursuant to this Section 10.9 (i) shall be deemed automatically amended herein to reflect any subsequent amendments made to such More Favorable Covenant under the applicable Material Credit Facility; provided that, if a Default or an Event of Default then exists and the amendment of such More Favorable Covenant would make such covenant less restrictive on the Company, such Incorporated Covenant shall only be deemed automatically amended at such time, if it should occur, when such Default or Event of Default no longer exists and (ii) shall be deemed automatically deleted from this Agreement the earlier of (x) at such time as such More Favorable Covenant is deleted or otherwise removed from the applicable Material Credit Facility, or (y) such applicable Material Credit Facility ceases to be a Material Credit Facility or shall be terminated; provided that, if a Default or an Event of Default then exists, such Incorporated Covenant shall only be deemed automatically deleted from this Agreement at such time, if it should occur, when such Default or Event of Default no longer exists; provided further, however, that if any fee or other consideration shall be given to the lenders under such Material Credit Facility for such amendment or deletion, the equivalent of such fee or other consideration shall be given, pro rata, to the holders of the Notes.
        (c) “Most Favored Lender Notice” means, in respect of any More Favorable Covenant, a written notice to each of the holders of the Notes delivered promptly, and in any event within twenty Business Days after the inclusion of such More Favorable Covenant in any Material Credit Facility (including by way of amendment or other modification of any existing provision thereof) from a Responsible Officer referring to the provisions of this Section 10.9 and setting forth a reasonably detailed description of such More Favorable Covenant (including any defined terms used therein) and related explanatory calculations, as applicable.
        (d) Notwithstanding the foregoing, no covenant, definition or default expressly set forth in this Agreement as of the date of this Agreement (or incorporated into this Agreement by an amendment or modification to this Agreement other than pursuant to this Section 10.9) shall be deemed to be amended or deleted in any respect by virtue of the provisions of this Section 10.9.
Section 1.8. Schedule B of the Note Purchase Agreement shall be and is hereby amended by adding the following new definitions in alphabetical order to Schedule B of the Note Purchase Agreement to read as follows:

“‘364-Day Credit Facility’ means the 364-Day Credit Agreement, dated as of May 1, 2020, among the Company, the lenders party thereto and Bank of America, N.A., as administrative agent.
“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.
“Cash Equivalents” means any of the following types of investments, to the extent owned by the Company or any of its Subsidiaries free and clear of all Liens (other than Liens permitted by Section 10.4):
(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 90 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;
(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition, and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 90 days from the date of acquisition thereof;
(c) commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-2” (or the then equivalent grade) by S&P, in each case with maturities of not more than one year from the date of acquisition thereof; and
(d) investments, classified in accordance with GAAP as current assets of the Company or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to investments of the character, quality and maturity described in clauses (a), (b), and (c) of this definition.
“Consolidated Net Income” means, for any period, for the Company and its Subsidiaries on a Consolidated basis, the net income of the Company and its Subsidiaries determined in accordance with GAAP (excluding extraordinary gains and extraordinary losses) for such period.
“Excess Availability” means the amount, calculated at any date, equal to: (a) the sum of (i) the aggregate commitments under the Bank Credit Agreement and (ii) the commitments of the lenders under the 364-Day Credit Facility, minus (b) the sum of (x) the amount of all then outstanding and unpaid Obligations (as defined in the Bank Credit Agreement) and (y) the amount of all then outstanding and unpaid Obligations (as defined in the 364-Day Credit Facility).
“First Amendment Effective Date” means June ___, 2020.
“Material Credit Facility” means, as to the Company and its Subsidiaries,
        (a) the Bank Credit Agreement, including each respective renewal, extension, amendment, supplement, restatement, replacement or refinancing thereof; and
        (b) the 364-Day Credit Facility, including each respective renewal, extension, amendment, supplement, restatement, replacement or refinancing thereof.
“Moody’s” means Moody’s Investors Service, Inc.
“Operating Lease” means any lease of property classified as an “operating lease” under GAAP.
“Qualified Cash” means as of any date of determination, that portion of the Company’s and its Subsidiaries’ aggregate cash and Cash Equivalents that is not encumbered by or subject to any lien, setoff, counterclaim, recoupment, defense or any restriction on the use thereof to pay indebtedness and other liabilities of the Company and its Subsidiaries.
“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Company, or its successors.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.”
Section 1.9. Schedule B of the Note Purchase Agreement shall be and is hereby amended by amending and restating the following definitions to read as follows:
“‘Bank Credit Agreement’ means the Amended and Restated Credit Agreement dated as of July 1, 2019 among Bank of America, N.A., as administrative agent, certain other banks and financial institutions party thereto, and the Company, as amended, restated, joined, supplemented or otherwise modified from time to time, and any renewals, extensions or replacements thereof.
“Capital Leases” means all leases that have been or should be, in accordance with GAAP, recorded as finance leases, but excluding, for the avoidance of doubt, any Operating Leases or other non-finance leases.
“Consolidated Adjusted Debt” means, as at any date of determination, for the Company and its Subsidiaries on a consolidated basis, all Debt of the Company on a Consolidated basis for borrowed money (including, without limitation but without duplication, (i) Debt arising under Capital Leases, (ii) Debt under Synthetic Leases, (iii) liabilities under Guarantees, (iv) liabilities under standby letters of credit (but excluding liabilities under documentary letters of credit), and (v) the capitalized amount of Operating Leases under GAAP (after giving effect to FASB ASC 842)).
“Consolidated Rent Expense” means the aggregate rental amounts payable by the Company and its Subsidiaries for such period under any lease of property classified as an Operating Lease having an original term (including any required renewals or any renewals at the option of the lessor or lessee) of one year or more (but does not include any amounts payable under Capital Leases).
“Consolidated Total Interest Expense” means, for any period, for the Company and its Subsidiaries on a Consolidated basis, all interest and all amortization of debt discount and expense (including commitment fees, letter of credit fees, balance deficiency fees and similar expenses) on all Debt of the Company on a Consolidated basis (including outstanding letters of credit and payments in the nature of interest under Capital Leases), all as determined in accordance with GAAP, together with all interest expense of the Company on a Consolidated basis under Synthetic Leases.
“Debt” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
        (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
        (b) all direct or contingent obligations of such Person arising under standby letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
        (c) net obligations of such Person under any Swap Contract;
        (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);
        (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, provided that the amount of such Debt shall be limited to the value of the property subject to such Lien if such Person has not assumed or become liable for the payment of such obligation;
        (f) all Obligations under Capital Leases and Synthetic Leases;
        (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and
        (h) all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, the Debt of any Person shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Debt is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capital Lease or Synthetic Lease as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
“EBITDA” means, for any period, for the Company and its Subsidiaries on a Consolidated basis, an amount equal to Consolidated Net Income for such period plus the following to the extent deducted in computing such Consolidated Net Income for such period: (i) Consolidated Total Interest Expense for such period, (ii) Consolidated taxes on income for such period, (iii) Consolidated depreciation for such period, (iv) Consolidated amortization for such period, and (v) non-cash losses or charges to the extent such losses or charges have not been and will not become cash losses or charges in a later fiscal period; provided that, for purposes of calculating the ratio of Consolidated Adjusted Debt to EBITDAR pursuant to Section 10.1 hereof, EBITDA (i) as of January 30, 2021, calculated for the four consecutive fiscal quarters then ending, shall be deemed to be EBITDA for such fiscal quarter then ended multiplied by four, (ii) as of May 1, 2021, shall be deemed to be Consolidated EBITDA for the trailing six-month period then ended multiplied by two, (iii) as of July 31, 2021, shall be deemed to be Consolidated EBITDA for the trailing nine-month period then ended multiplied by four-thirds, and (iv) for all testing periods thereafter, EBITDA for such calculations shall be EBITDA for the trailing twelve-month period then ended.
“EBITDAR” means, for any period, for the Company and its Subsidiaries on a Consolidated basis, an amount equal to EBITDA for such period, plus Consolidated Rent Expense for such period.”
Section 2. Representations and Warranties of the Company.
        Section 2.1. To induce the Required Holders to execute and deliver this First Amendment (which representations shall survive the execution and delivery of this First Amendment), the Company represents and warrants to the holders of the outstanding Notes (the “Noteholders”) that:
        (a) this First Amendment has been duly authorized, executed and delivered by it, and this First Amendment and the Note Purchase Agreement as amended by this First Amendment each constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its respective terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);
        (b) the execution, delivery and performance by the Company of this First Amendment (i) have been duly authorized by all necessary corporate action on the part of the Company, (ii) does not require the consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority, and (iii) will not contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or bylaws, or any other Material agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected; and
        (c) as of the date hereof and after giving effect to this First Amendment, no Default or Event of Default has occurred which is continuing.

Section 3. Conditions to Effectiveness of This First Amendment.
        Section 3.1. This First Amendment shall not become effective until, and shall become effective when:
        (a) executed counterparts of this First Amendment, duly executed by the Company and the Required Holders, shall have been delivered to the Noteholders;
        (b) the Company shall have paid a one-time fee to each holder of Notes in the amount of 0.10% (10 bps) of the aggregate principal amount of the outstanding Notes of the Company held by such Noteholder;
        (c) The representations and warranties set forth in Section 2 hereof shall be true and correct on and as of the effectiveness of this First Amendment; and
        (d) the Company shall have paid or caused to be paid reasonable, out-of-pocket fees and expenses of Chapman and Cutler LLP, special counsel to the Noteholders, in connection with the negotiation, approval, execution and delivery of this First Amendment, to the extent invoiced at least one Business Day in advance of the date hereof.
Section 4. Miscellaneous.
        Section 4.1. This First Amendment shall be construed in connection with and as part of the Note Purchase Agreement, and except as modified and expressly amended by this First Amendment, all terms, conditions and covenants contained in the Note Purchase Agreement and the Notes are hereby ratified and shall be and remain in full force and effect.
        Section 4.2. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this First Amendment may refer to the Note Purchase Agreement without making specific reference to this First Amendment but nevertheless all such references shall include this First Amendment unless the context otherwise requires.
        Section 4.3. The descriptive headings of the various Sections or parts of this First Amendment are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.
        Section 4.4. This First Amendment shall be governed by and construed in accordance with the laws of the State of New York.
Section 4.5 and the Signature Pages follow

        Section 4.5. (a) The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this First Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.
(b) The parties to this First Amendment agree to electronic contracting and signatures with respect to this First Amendment and the other documents executed in connection herewith. Delivery of an electronic signature to, or a signed copy of, this First Amendment and such other documents by facsimile, email or other electronic transmission shall be fully binding on the parties to the same extent as the delivery of the signed originals and shall be admissible into evidence for all purposes. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this First Amendment and the other documents shall be deemed to include electronic signatures, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Electronic Communications Act 2000 and the Electronic Identification and Trust Services for Electronic Transactions Regulations 2016.

ROSS STORES, INC.

By:
Name:	Travis Marquette
Title:	Group Senior Vice President and Chief Financial Officer

Accepted as of the date first written above.

American General Life Insurance Company
The United States Life Insurance Company in
the City of New York

By: AIG Asset Management (U.S.), LLC, as investment advisor

By

Name:
Title:
Ross Stores, Inc.
First Amendment to 2006 Note Purchase Agreement

Accepted as of the date first written above.

United of Omaha Life Insurance Company

By

Name:
Title:

Mutual of Omaha Life Insurance Company

By

Name:
Title:
Ross Stores, Inc.
First Amendment to 2006 Note Purchase Agreement

Ross Stores, Inc.
Private Placement Notes
Financial Covenants
As of _______, 202_

Consolidated Adjusted Debt to EBITDAR Ratio (Section 10.1).
A. Consolidated EBITDAR for four consecutive fiscal quarters on above date (“Subject Period”):

1.	Consolidated Net Income for Subject Period:	$________
2.	Consolidated Total Interest Expense for Subject Period:	$________
3.	Consolidated taxes on income for Subject Period:	$________
4.	Consolidated depreciation for Subject Period:	$________
5.	Consolidated amortization for Subject Period:	$________
6.	Extraordinary non-cash losses to the extent such losses have not been and will not become cash losses in a later fiscal period:	$________
7.	Consolidated Lease Expense for Subject Period	$________
8.	Consolidated EBITDAR (Lines A.1 + 2 + 3 + 4 + 5 + 6 + 7):	$________
B.	Consolidated Adjusted Debt at Statement Date:	$________
C.	Consolidated EBITDAR for Subject Period (Line A.8 above):	$________
D.	Consolidated Adjusted Debt to EBITDAR Ratio (Line B- Line C):	to 1.0
E.	Maximum permitted:	to 1.0

Exhibit 7.2
(to First Amendment to Note Purchase Agreement)

Minimum Liquidity (Section 10.2)1

A.Excess Availability:

1	Aggregate Commitments	$
2	Commitments of the lenders under the Existing Credit Facility	$
3	Amount of all then outstanding and unpaid Obligations	$
4	Amount of all then outstanding and unpaid Obligations (as defined in the Existing Credit Facility).	$
	(Lines 1+2-(3+4):	$
B.	Qualified Cash:	$
C.	Excess Availability + Qualified Cash:	$
D.	Minimum Permitted:	$ 800,000,000**

** From the First Amendment Effective Date, the amount in Line C must not be less than $800 million at any time during the fiscal period referenced in this Compliance Certificate and after the later of (i) the termination of the 364-Day Credit Facility and (ii) date of delivery of the Compliance Certificate for the fiscal quarter ending January 30, 2021, demonstrating compliance with the Consolidated Adjusted Debt to EBITDAR Ratio, the amount in Line C must not be less than $500 million at any time during the fiscal period referenced in this Compliance Certificate.

1 Calculations are as of the last day of the fiscal period referenced in this Compliance Certificate.
2

Investments (Section 10.3)
Maximum: _________
Actual:

(i)	Restricted Investments	_________
(ii)	Principal Amount of obligations secured by Liens permitted under Section 10.4 (excluding obligations secured by Liens permitted by paragraphs (c) through (k) of Section 10.4)	_________
(iii)	15% of Consolidated Total Assets	_________
(iv)	Lines (i) plus (ii) plus (iii)		$_________
Sale of Assets (Section 10.5)
Maximum:  _________

Actual:

(i)	Asset dispositions (determined in accordance with Section 10.5) in excess of 10% of book value of Consolidated Total Assets	_________
(ii)	Proceeds used to acquire assets used and useful in carrying on the business of the Company and its Subsidiaries	_________
(iii)	Proceeds used to prepay or retire Senior Debt of the Company and its Subsidiaries	_________
(iv)	Lines (i) minus (ii) minus (iii)		$_________
Witness my hand this xxth day of (Month), 20___.

Ross Stores, Inc.

By:
Title: Vice President of Finance and Treasurer
3